                                                                  Exhibit 99.1

Oxford Industries, Inc. Press Release
222 PIEDMONT AVENUE, N.E. O ATLANTA, GEORGIA 30308

Contact:          J. Reese Lanier, Jr.
Telephone:        (404) 653-1446
Fax:              (404) 653-1545
E-Mail:           rlanier@oxfordinc.com


                              FOR IMMEDIATE RELEASE
                              ---------------------
                                  April 5, 2006


          OXFORD INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS
            --CONTINUES STRATEGIC REPOSITIONING WITH PLANT CLOSURES--

ATLANTA, GA. - Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the third quarter and nine months ended March 3, 2006. Net sales for the quarter increased 2% to $356 million from $349 million in the third quarter of last year. Net earnings for the third quarter increased 4% to $14.6 million from $14.0 million in the same period last year. Diluted earnings per common share increased 3% to $0.82 from $0.80 in the third quarter of fiscal 2005.

For the first nine months of fiscal 2006, net sales increased 11% to $1.027 billion from $927 million in the comparable period last year. Net earnings for the first nine months of fiscal 2006 increased 35% to $39.5 million or $2.22 per diluted common share from $29.2 million or $1.69 per diluted common share in the comparable period in fiscal 2005.

"We are pleased to have reported the quarter in line with our expectations, despite some significant expenses associated with streamlining operations in our menswear division," commented J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc. "We continued to improve our profitability within the Tommy Bahama Group, which reported another outstanding quarter of operating margin expansion. While our Ben Sherman business is facing some near-term challenges, we believe that the brand remains very strong and the business is well positioned for growth."

During the third quarter, the Menswear Group elected to close four manufacturing facilities located in the Dominican Republic and Honduras and to consolidate related support functions in the U.S. These activities will take place during the third and fourth quarters of fiscal 2006 and will result in total costs for assets write downs, severance and operating losses of approximately $2.8 million or $0.10 per common share, of which approximately $1.6 million or $0.06 per common share were recognized in the third quarter of fiscal 2006. The Company noted that these expenses were not previously contemplated in its earnings guidance and, absent these expenses, the Company would have exceeded its previously issued earnings guidance range of $0.80 to $0.85 per diluted common share.

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



Mr. Lanier continued, "With the shut-down of much of our remaining manufacturing operations, our strategic repositioning of the company is moving ahead at a rapid pace. Now, as we pursue growth, we plan to both maximize the market opportunity of our existing branded properties, as well as evaluate additional strong lifestyle-oriented businesses that would benefit from our highly developed infrastructure. In this way, we believe that we will serve the best interests of our customers and our shareholders."

Gross profit for the third quarter increased 7% to $123.5 million from $115.5 million in the third quarter of fiscal 2005. Gross margin increased 160 basis points to 34.7% from 33.1% in the same period last year. The increase in gross margin was largely driven by improved profitability in the Tommy Bahama Group's wholesale business and an increasing percentage of sales through company-owned retail stores.

Selling, general and administrative expenses were $95.7 million for the third quarter compared to $88.5 million in the third quarter of fiscal 2005. SG&A expenses increased to 26.9% of net sales in the third quarter from 25.3% of net sales in the same period last year. The increased expenses supported additional Tommy Bahama and Ben Sherman retail stores, the expansion of the Ben Sherman brand in Europe and new marketing initiatives in the Menswear Group.

Amortization of intangible assets declined to $1.9 million in the third quarter of fiscal 2006 from $2.3 million in the same period last year. These non-cash expenses reduced earnings per common share by $0.07 for the third quarter of fiscal 2006.

Royalty and other operating income for the third quarter declined to $3.1 million from $3.9 million in the third quarter of fiscal 2005. Difficult retail conditions in the U.K. and less favorable currency translation rates resulted in lower royalty income from the sale of Ben Sherman licensed products by our licensees.

The Tommy Bahama Group reported third quarter net sales of $109 million compared to net sales of $101 million in the third quarter of fiscal 2005. Net sales in Tommy Bahama's core branded business, which excludes private label sales of $2.5 million in last year's third quarter, increased 10% to $109 million from $99 million in the same period last year. Operating income for the segment increased 46% to $19.7 million in the third quarter from $13.5 million in the year ago third quarter. The improvement in profitability was driven by higher sales and a more disciplined approach to planning and inventory control which resulted in lower inventories and lower off-price sales.

The Menswear Group reported third quarter net sales of $166 million compared to $169 million in the third quarter of fiscal 2005. Sales declines in the Company's historical menswear businesses and Ben Sherman were partially offset by new marketing initiatives including Ben Sherman tailored clothing and dress shirts, Arnold Brant and Solitude. Operating income for the third quarter declined to $6.4 million from $14.1 million in the third quarter of last year due primarily to lower sales and profitability in the Ben Sherman business, less favorable currency translation rates, expenses associated with additional Ben Sherman retail stores and the expansion of the brand in Europe. Additionally, the group incurred expenses to close certain manufacturing operations in the Caribbean basin and related U.S.-based support functions.



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




The Womenswear Group reported third quarter net sales of $81 million compared to $79 million in the third quarter of fiscal 2005. The sales increase was driven by growth with this segment's largest customer, Target Corporation. Operating income for the third quarter increased 18% to $6.1 million from $5.2 million in the same period last year. The improvement in profitability was due to higher gross margins driven by a more favorable sales mix.

Inventories at the close of the third quarter declined 11% to $166 million from $186 million at the close of the third quarter of fiscal 2005. Accounts receivable declined slightly to $207 million at the close of the third quarter from $209 million at the close of the comparable period last year.

Oxford's board of directors declared a quarterly cash dividend of $0.15 per common share payable June 5, 2006 to shareholders of record on May 15, 2006.

In the fourth quarter of fiscal 2006, the Company expects to repatriate approximately $23 million of undistributed earnings of certain foreign subsidiaries under provisions of the American Jobs Creation Act of 2004. This repatriation will result in a reduction of approximately $3 million in the Company's tax expense or a $0.16 addition to diluted earnings per common share for the fourth quarter.

The Company updated its guidance for the fourth quarter and fiscal year ending June 2, 2006 to reflect 1) lower fourth quarter profitability in Ben Sherman, 2) non-recurring expenses related to the streamlining of operations in the historical menswear businesses of $1.2 million or $0.04 per diluted common share and 3) the repatriation of undistributed foreign earnings of $0.16 per diluted common share. After giving affect to these items, the Company continues to project net sales of $360 to $370 million and revised its projected diluted earnings per common share to a range of $1.22 to $1.27. For the fiscal year, the Company continues to project net sales of $1.38 billion to $1.40 billion and revised its projected diluted earnings per common share to a range of $3.44 to $3.49.

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes before the call to register for the teleconference webcast and download any necessary software.
A replay of the call will be available through April 12, 2006. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4670477. A replay of the webcast will also be available following the conference call on Oxford Industries' corporate Website.

Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms(R), Island Soft(R), Ben Sherman(R), Arnold Brant(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's wholesale customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.


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


Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about future events. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation or regulatory actions, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. These beliefs and assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Many of these risks and uncertainties are beyond our ability to control or predict.

Such risks and uncertainties include, but are not limited to: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and distinctive products; (5) changes in trade quotas or other trade regulations; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) unseasonable weather or natural disasters; (8) the price and availability of raw materials and finished goods; (9) the impact of rising energy costs on our costs and consumer spending; (10) our dependence on and relationships with key customers; (11) consolidation among our customer base;
(12) the ability of our third party producers to deliver quality products in a timely manner; (13) potential disruptions in the operation of our distribution facilities; (14) any disruption or failure of our computer systems or data networks; (15) the integration of our acquired businesses; (16) our ability to successfully implement our growth plans, including growth by acquisition; (17) unforeseen liabilities associated with our acquisitions; (18) unforeseen costs associated with entry into and exit from certain lines of business; (19) economic and political conditions in the foreign countries in which we operate or source our products; (20) increased competition from direct sourcing; (21) our ability to maintain our licenses; (22) our ability to protect and exploit our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (23) our reliance on key management and our ability to develop effective succession plans; (24) our ability to develop and maintain an effective organization structure; (25) risks associated with changes in global currency exchange rates; (26) changes in interest rates on our variable rate debt; (27) the impact of labor disputes, wars or acts of terrorism on our business; (28) the effectiveness of our internal controls and disclosure controls related to financial reporting; (29) our ability to maintain current pricing on our products given competitive or other factors; and (30) our ability to expand our retail operations.

You are cautioned not to place undue reliance on forward-looking statements, which are current as of the date of this press release. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Other risks or uncertainties may be detailed from time to time in our future Securities and Exchange Commission filings.


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

                             OXFORD INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              THIRD QUARTER OF                NINE MONTHS OF
                                                          ---------------------------    ---------------------------
                                                          FISCAL 2006     FISCAL 2005    FISCAL 2006     FISCAL 2005
                                                          -----------     -----------    -----------     -----------
Net sales                                                 $   356,088     $   349,216    $ 1,027,218     $   927,026
Cost of goods sold                                            232,624         233,669        676,293         623,442
                                                         ------------------------------------------------------------
Gross profit                                                  123,464         115,547        350,925         303,584

Selling, general and administrative                            95,656          88,452        273,045         239,187
Amortization of intangible assets                               1,853           2,265          5,557           6,401
                                                         ------------------------------------------------------------
                                                               97,509          90,717        278,602         245,588
Royalties and other operating income                            3,117           3,909         10,031           8,963
                                                         ------------------------------------------------------------
Operating income                                               29,072          28,739         82,354          66,959

Interest expense, net                                           7,035           7,007         21,240          21,783
                                                         ------------------------------------------------------------
Earnings before income taxes                                   22,037          21,732         61,114          45,176

Income taxes                                                    7,436           7,744         21,622          15,948
                                                         ------------------------------------------------------------
NET EARNINGS                                              $    14,601     $    13,988    $    39,492     $    29,228
                                                         ============================================================

Earnings per common share:
    Basic                                                 $      0.83     $     0.83     $      2.26     $      1.74
    Diluted                                               $      0.82     $     0.80     $      2.22     $      1.69

Weighted average common shares outstanding:
    Basic                                                      17,533          16,816         17,471          16,763
    Dilutive impact of options and restricted shares              235             399            280             491
                                                         ------------------------------------------------------------
    Diluted                                                    17,768          17,215         17,751          17,254
                                                         ============================================================

Dividends per common share                                $      0.15     $     0.135    $      0.42     $     0.375


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                             OXFORD INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 MARCH 3, 2006         FEBRUARY 25, 2005
                                                                                 -------------         -----------------
ASSETS
Current Assets:
        Cash and cash equivalents                                                     $ 10,004                  $ 17,249
       Receivables, net                                                                206,762                   209,001
       Inventories                                                                     166,183                   186,222
       Prepaid expenses                                                                 23,624                    18,141
                                                                                  ---------------------------------------
            Total current assets                                                       406,573                   430,613
Property, plant and equipment, net                                                      69,698                    57,575
Goodwill, net                                                                          185,411                   167,870
Intangible assets, net                                                                 232,960                   237,435
Other non-current assets, net                                                           21,179                    24,523
                                                                                  ---------------------------------------
       TOTAL ASSETS                                                                   $915,821                  $918,016
                                                                                  =======================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
       Accounts payable and accrued expenses                                          $109,521                  $154,828
       Accrued compensation                                                             26,673                    26,776
       Dividends payable                                                                 2,643                     2,274
       Income taxes payable                                                              5,668                     7,316
       Short-term debt and current maturities of long-term debt                          1,495                     4,873
                                                                                  ---------------------------------------
            Total current liabilities                                                  146,000                   196,067
Long-term debt, less current maturities                                                309,530                   336,241
Other non-current liabilities                                                           28,440                    15,627
Deferred income taxes                                                                   74,579                    78,738
Commitments and contingencies                                                                -                         -
Shareholders' Equity:
       Preferred Stock, $1.00 par value; 30,000 authorized and none issued and
         outstanding at March 3, 2006 and February 25, 2005                                  -                         -
       Common stock, $1.00 par value, 60,000 authorized and 17,613 issued and outstanding at March 3, 2006 and 60,000
         authorized and 16,850 issued and outstanding at February
         25, 2005                                                                       17,613                    16,850
       Additional paid-in capital                                                       72,232                    44,482
       Retained earnings                                                               272,938                   222,079
       Accumulated other comprehensive income                                          (5,511)                     7,932
                                                                                  ---------------------------------------
                Total shareholders' equity                                             357,272                   291,343
                                                                                  ---------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $915,821                  $918,016
                                                                                 ========================================


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                             OXFORD INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS OF
                                                                                ----------------------------------
                                                                                FISCAL 2006            FISCAL 2005
                                                                             -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                                        $39,492                $29,228
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Depreciation                                                                   11,153                  9,696
      Amortization of intangible assets                                               5,557                  6,401
      Amortization of deferred financing costs and bond discount                      1,938                  3,779
      Loss (gain) on the sale of assets                                                 243                  (240)
      Equity (income) loss                                                              340                   (378)
      Deferred income taxes                                                          (2,324)                (4,356)
Changes in working capital:
      Receivables                                                                   (10,355)               (10,581)
      Inventories                                                                     3,670                (42,667)
      Prepaid expenses                                                               (1,543)                 1,467
      Accounts payable, accrued expenses and other current liabilities              (31,198)                   525
      Stock options income tax benefit                                                1,925                  1,336
      Income taxes payable                                                           (7,289)                 2,905
Other non-current assets                                                             (2,298)                (1,182)
Other non-current liabilities                                                         4,903                  4,503
                                                                             -------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                                  14,214                    436
CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition, net of cash acquired                                             (11,501)              (142,929)
      Distribution from joint venture investment                                      2,026                      -
      Investment in deferred compensation plan                                         (654)                  (770)
      Purchases of property, plant and equipment                                    (16,591)               (12,000)
      Proceeds from sale of property, plant and equipment                               184                    425
                                                                             -------------------------------------
          NET CASH USED IN INVESTING ACTIVITIES                                     (26,536)              (155,274)
CASH FLOWS FROM FINANCING ACTIVITIES
      Repayment of financing arrangements                                          (269,910)              (303,262)
      Proceeds from financing arrangements                                          288,382                433,439
      Payments of debt issuance costs                                                     -                (2,766)
      Proceeds from issuance of common shares                                         4,858                  2,226
      Dividends on common shares                                                     (6,888)                (5,909)
                                                                             -------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                                  16,442                123,728
Net change in cash and cash equivalents                                               4,120                (31,110)
Effect of foreign currency translation on cash and cash equivalents                    (615)                   790
Cash and cash equivalents at the beginning of period                                  6,499                 47,569
                                                                             -------------------------------------
Cash and cash equivalents at the end of period                                      $10,004                $17,249
                                                                             =====================================

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
   Interest, net                                                                    $15,145                $22,193
   Income taxes                                                                     $29,443                $12,342





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                             OXFORD INDUSTRIES, INC.
                               SEGMENT INFORMATION
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                         THIRD QUARTER OF                            NINE MONTHS OF
                              -------------------------------------------------------------------------------
                                  FISCAL 2006          FISCAL 2005          FISCAL 2006          FISCAL 2005
                              -------------------------------------------------------------------------------
NET SALES
Menswear Group                       $166,109             $168,937           $  530,517            $ 468,881
Womenswear Group                       80,928               78,853              205,680              176,408
Tommy Bahama Group                    108,590              101,399              290,522              281,351
Corporate and Other                       461                   27                  499                  386
                              -------------------------------------------------------------------------------
TOTAL NET SALES                      $356,088             $349,216           $1,027,218             $927,026
                              -------------------------------------------------------------------------------

OPERATING INCOME
Menswear Group                       $  6,410             $ 14,114           $   37,382             $ 41,083
Womenswear Group                        6,143                5,218               12,031                4,460
Tommy Bahama Group                     19,747               13,524               44,213               31,335
Corporate and Other                    (3,228)              (4,117)             (11,272)              (9,919)
                              -------------------------------------------------------------------------------
TOTAL OPERATING INCOME               $ 29,072             $ 28,739           $   82,354             $ 66,959
                              -------------------------------------------------------------------------------
Interest expense, net                   7,035                7,007               21,240               21,783
                              -------------------------------------------------------------------------------
Earnings before taxes                $ 22,037             $ 21,732           $   61,114             $ 45,176
                              -------------------------------------------------------------------------------



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